                                                                    Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of First Data Corporation on Form S-3 of our report dated January 27, 1995 (relating to the consolidated financial statements for First Financial Management Corporation for the year ended December 31, 1994, which are not presented separately) appearing in the Annual Report on Form 10-K of First Data Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus relating to First Data Corporation's registration of up to $750 million in unsecured debt securities, preferred stock, and/or common stock which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 1, 1997